Exhibit (e)(13)

AGREEMENT

AGREEMENT dated as of March 27, 2013 among Malkin Holdings LLC, as supervisor of the Subject Entity defined below (the “Supervisor”), with its address at One Grand Central Place, 60 East 42nd Street, New York, NY 10165, and MPF Northstar Fund 2, LP, Mackenzie Income Fund 27, LLC, MPF Special Fund 10, LLC, MPF Special Fund 8, LLC, Mackenzie Flagship Fund 15, LLC, MPF Opportunity Fund, LP, MPF Badger Acquisition Co. II, LLC, SCM Special Fund 2, L.P., and MPF Special Fund 9, LLC, which are affiliated with MacKenzie Capital Management, LP (collectively, the “Offerors”), with their address at c/o MacKenzie Capital Management, LP, 1640 School Street, Moraga, California 94556.

WHEREAS, the Offerors have commenced a tender offer (the “Offer”) to acquire units of participation interests in Empire State Building Associates L.L.C. (the “Subject Entity”);

WHEREAS, in the Schedule TO with respect to the Offer, the Offerors stated that they expect to vote in favor of the consolidation proposal and the voluntary reimbursement to Supervisor of certain expenses, but did not state their position as to the third-party portfolio proposal;

WHEREAS, the Supervisor is the supervisor of the Subject Entity and has discussed the terms of the Offers with the Offerors to clarify their intent;

WHEREAS, the Supervisor has delivered to the Offerors a copy of the Registration Statement on Form S-4 dated December 21, 2012 and supplement no. 1 dated March 11, 2013 (the “Form S-4”) ; and

WHEREAS, the Supervisor has advised the Offerors (a) that it has requested the agreements contained herein for the benefit of the participants in the Subject Entity and (b) that it will recommend against the Offers while acknowledging that participants who have a need for immediate and certain liquidity may want to consider the Offer.

NOW, THEREFORE, intending to be legally bound thereby, and knowing that the agreements contained herein will be relied on by the Subject Entity and other persons, the parties hereto agree as follow:

1. The Offerors agree that they will vote and deliver consents relating to any and all participation interests in the Subject Entity which they acquire pursuant to the Offers, or otherwise can vote, in favor of the consolidation and third-party portfolio proposals set forth in the Form S-4, all on the basis that they agree not to revoke such consent at any time.

2. The Subject Entity agrees to direct its transfer agent to proceed with processing a transfer upon receipt of (a) a fully executed assignment on its standard form (of which a copy is attached hereto) and (b) a consent to such proposals properly signed by the assignee in the form provided in the Form S-4 as then in effect, all on the basis that after receipt of such items (a) and (b), such transfer agent will (i) communicate with both the assignor and assignee regarding any additional documents required to finalize the transfer, (ii) accept any such additional document which is required from assignor if signed either by the assignor or by the assignor’s attorney-in-fact who is appropriately designated for such purpose under an executed power of attorney in proper form, and (iii) confirm to both the assignor and assignee when all documents have been delivered to satisfy such transfer agent’s requirements for the transfer to be effective.

3. If the Offerors fail to vote or consent in accordance with Section 1, the Offerors irrevocably appoint the Supervisor and its designees as their proxies, with full power of substitution, to vote and deliver consents in accordance with Section 1. Such proxy is coupled with an interest.

4. This Agreement constitutes the entire agreement among the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives successors and permitted assigns. This Agreement may not be amended or supplemented in any respect except by an agreement in writing signed by the parties hereto. This Agreement supersedes all prior written or oral agreements among the parties hereto.

5. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. The failure in any one or more instances of a party to insist upon performance of any of the terms hereof, to exercise any right hereunder, or the waiver by said party of any breach hereof, shall not be construed as a subsequent waiver of any terms or right hereunder, but the same shall continue in full force and effect as if no such forbearance or waiver had occurred.

6. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

7. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

8. Without limiting the remedies the Supervisor may have in the event of a breach of this Agreement by Offerors, the Supervisor shall have the right to an injunction, specific performance or other equitable remedies, all without the requirement of posting a bond.

9. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflicts of laws or provisions thereof to the contrary. The parties agree that any action brought by any party against any other in connection with this Agreement or any transaction contemplated hereby shall be instituted properly in a New York court of competent jurisdiction with venue only in New York County. Each party hereby agrees to submit personally to the jurisdiction of a court of competent subject matter jurisdiction located in such state. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

10. The parties hereto acknowledge and agree that each party has participated with its counsel in the preparation and review of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MALKIN HOLDINGS LLC
By:	/s/ Thomas N. Keltner Jr
Authorized Signatory
MACKENZIE CAPITAL MANAGEMENT, LP
As authorized agent for each of the Offerors
named above
By:	/s/ Chip Patterson
Authorized Signatory

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